Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Fourth Quarter and Full Year 2014

LOS ANGELES, CA (March 17, 2015) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three months and year ended December 31, 2014.

Keith Forman, President and CEO of Rentech, stated, “2014 was a disappointing year on many fronts, with a number of our businesses and projects underperforming. Our goals for this year are clear: to operate our assets safely; to reduce our net losses; ramp up production at the Canadian pellet plants; to develop a backlog of fibre growth opportunities; and manage costs and improve profits at Fulghum Fibres. We also intend to improve our liquidity, simplify our capital structure, and reduce our overhead costs on a going forward basis.”

Summary of Results

The results of Rentech, Inc. and its subsidiaries include its wood fibre processing business, Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen), and Energy Technologies as a discontinued operation. The results of the wood fibre processing business are reported as three operating segments: Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), and Wood Pellets: Industrial, which includes our Canadian pellet plants, wood fibre processing business development activities, and general and administrative expenses related to these operations. Rentech owns the general partner and approximately 60% of the limited partner interests of Rentech Nitrogen. Rentech Nitrogen’s results include two operating segments: the East Dubuque, Illinois facility and the Pasadena, Texas facility.

Results of operations include Fulghum since May 1, 2013, and NEWP since May 1, 2014, which were their dates of acquisition.

Several negative factors affected our operating results and liquidity in 2014. At Rentech Nitrogen, volumes were lower than expected due to unplanned downtime at the East Dubuque facility and a decision to restrict output and sales from the Pasadena facility in order to improve the profitability of that facility. Lower product prices contributed to lower gross profits at both facilities and compressed dollar margins at Pasadena compared to those realized in 2013. A fire at a chip mill in Maine operated by Fulghum interrupted operations, causing lost revenue and significant unplanned operating expenses. Also at Fulghum, unplanned downtime at several of our customers’ mills, and higher labor and maintenance expenses led to lower profits. Our wood pellet projects in Canada are behind schedule and are significantly exceeding original construction cost estimates. The combined effects on cash flow of higher capital expenditures and the delay in expected cash flow from those projects created liquidity challenges that were addressed by a new loan facility from funds managed by or affiliated with GSO Capital Partners. We successfully sold our former energy technologies business, but incurred unexpected expenses as that sale closed six months later than expected. Our corporate expenses increased primarily as a result of transaction fees related to our acquisition of NEWP, cost studies, settlements with shareholders, and higher information technology costs and accounting fees.

Three months ended December 31, 2014

Consolidated revenues for the fourth quarter of 2014 were $122.6 million, compared to $79.1 million in the prior year period. These revenues were comprised of:

•	$28.2 million from Fulghum, an increase of $3.7 million from the prior year period;

•	$12.5 million from NEWP;

•	$1.4 million from Wood Pellets: Industrial; and

•	$80.6 million from Rentech Nitrogen, an increase of $26.0 million from the prior year period.

Gross profit for the fourth quarter of 2014 was $17.4 million, compared to gross loss of $2.8 million in the prior year period. Gross profit was comprised of:

•	$2.9 million from Fulghum, a decrease of $2.4 million from the prior year period;

•	$2.5 million from NEWP;

•	$0.2 million from Wood Pellets: Industrial; and

•	$11.8 million from Rentech Nitrogen, an increase of $19.8 million from the prior year period.

Consolidated Adjusted EBITDA for the fourth quarter of 2014 was $4.9 million, an improvement of $24.6 million compared to the prior year period. Consolidated Adjusted EBITDA included the following:

•	$2.8 million from Fulghum, a decrease of $1.8 million from the prior year period;

•	$2.7 million from NEWP;

•	($4.5) million from Wood Pellets: Industrial; and

•	$13.4 million from Rentech Nitrogen, an increase of $22.1 million from the prior year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Net income attributable to Rentech common shareholders for the fourth quarter of 2014 was $3.5 million, or $0.01 per basic share, compared to a net loss of $14.5 million, or a loss of $0.06 per basic share, for the same period last year.

Net loss for the fourth quarter of 2014 was $13.3 million, or a loss of $0.06 per basic share, excluding dividends and accretion on preferred stock, gain on sale of energy technologies assets, the Agrifos settlement, gain on fair value adjustment to earn-out consideration and income tax expense. Net loss for the fourth quarter of 2013 was $20.4 million, or a loss of $0.09 per share, excluding the gain on sale of Natchez, fair value adjustment to earn-out consideration and income tax expense.

Fulghum Fibres

Revenues were $28.2 million for the fourth quarter of 2014, compared to $24.5 million for the same period last year. The increase was primarily due to higher chip and bark sales in South America.

Revenues from operations in the United States were $14.4 million for the fourth quarter of 2014, as compared to $15.3 million in the prior year period. Revenues from operations in South America were $13.8 million for the fourth quarter of 2014, as compared to $9.2 million in the prior year period.

Mills in the United States processed 3.1 million green metric tons, or GMT, of logs into wood chips and residual fuels in the fourth quarter of both 2014 and 2013. Mills in South America processed 0.7 million GMT of logs into wood chips and residual fuels in the fourth quarter of both 2014 and 2013.

Gross profit was $2.9 million for the fourth quarter of 2014, compared to $5.3 million for the same period last year. Gross profit margin for the fourth quarter of 2014 was 10%, compared to 22% for the prior year period.

Adjusted EBITDA for the fourth quarter of 2014 was $2.8 million. This compares to Adjusted EBITDA of $4.7 million for the same period in 2013. Adjusted EBITDA was lower due to lower margins on South American chip exports.

Net loss was $0.5 million for the fourth quarter of 2014, compared to net income of $6.0 million for the same period last year.

New England Wood Pellet

Revenues were $12.5 million, earned by delivering 65,000 tons of wood pellets. Demand continued to be strong from NEWP’s customers during the quarter. Gross profit was $2.5 million and gross profit margin was 20%. Adjusted EBITDA was $2.7 million, and net income was $1.6 million.

Wood Pellets: Industrial

Revenues were $1.4 million for the Atikokan Project, earned by delivering to Ontario Power Generation (OPG) 7,300 metric tons of pellets sourced from a third party. Gross profit was $0.2 million and gross profit margin was 16%. Adjusted EBITDA loss was $4.5 million and net loss was $4.8 million.

Nitrogen Product Manufacturing

Revenues for the fourth quarter of 2014 were $80.6 million, compared to $54.6 million for the prior year period. Gross profit for the fourth quarter of 2014 was $11.8 million, compared to a gross loss of $8.0 million for the same period last year. Adjusted EBITDA for the fourth quarter of 2014 was $13.4 million. This compares to an Adjusted EBITDA loss of $8.6 million in the corresponding 2013 period. Rentech Nitrogen recognized income from the Agrifos settlement of $5.6 million in the fourth quarter of 2014.

Net income for the fourth quarter of 2014 was $7.8 million, or $2.2 million excluding the loss allocated to unvested units and the Agrifos settlement. This compares to a net loss of $17.4 million for the prior year period.

East Dubuque Facility

Revenues for the fourth quarter of 2014 were $47.9 million, compared to $30.9 million for the same period last year. Higher ammonia sales volume contributed to this increase, partially offset by lower natural gas sales and lower ammonia sales prices. A scheduled turnaround and a fire in the fourth quarter of 2013 lowered production volumes in the prior year period.

Average sales prices per ton for the fourth quarter of 2014 were 4% lower for ammonia and relatively flat for UAN, as compared with the same period last year. These two products comprised 84% of the East Dubuque facility’s revenues for the fourth quarter of 2014 and 78% for the same period last year.

Gross profit was $14.0 million for the fourth quarter of 2014; this compares to a gross loss of $0.5 million for the same period last year. Gross profit margin for the fourth quarter of 2014 was 29%, compared to a gross loss margin of 2% for the same period last year. Gross profit and margin for 2013 were negatively impacted by turnaround expenses totaling $7.8 million, fixed operating costs of $4.3 million while the East Dubuque plant was idle, and a $1.0 million deductible under our property insurance policy related to the 2013 fire. Gross profit for 2014 increased despite an increase in depreciation (included in cost of sales) and increased costs of natural gas and electricity. Natural gas costs reflected higher natural gas prices, increases in sales volumes and a loss on natural gas derivatives of $3.1 million, partially offset by a $2.5 million decline in the cost of natural gas sold. The increase in depreciation expense was primarily due to the completion of the ammonia expansion project in late 2013. Increased electricity costs reflected higher rates and usage, due in part to the new equipment installed as part of the ammonia expansion project.

Adjusted EBITDA for the fourth quarter of 2014 was $17.0 million, compared to $0.3 million in the corresponding period in 2013.

Net income was $12.9 million for the fourth quarter of 2014, compared to a net loss of $2.1 million for the same period last year.

Pasadena Facility

Revenues for the fourth quarter of 2014 were $32.6 million, compared to $23.7 million for the same period last year. Higher sales volumes for ammonium sulfate and sulfuric acid and higher sales prices of ammonium sulfate contributed to the increase. Sales volume for ammonium sulfate increased as we gained market share and demand grew. Sales volume of sulfuric acid in 2014 benefited from higher production compared to 2013, when unplanned outages reduced production.

Average sales prices per ton increased for ammonium sulfate by 21% and remained relatively flat for sulfuric acid for the fourth quarter of 2014, as compared with the same period last year. Factors contributing to higher sales prices for ammonium sulfate include a larger proportion of higher-priced domestic sales and more favorable supply and demand conditions. Ammonium sulfate and sulfuric acid comprised 87% of the Pasadena facility’s revenues for the fourth quarter of 2014 and 68% for the same period last year.

Gross loss was $2.2 million for the fourth quarter of 2014, compared to a gross loss of $7.6 million for the same period last year. Gross loss margin for the fourth quarter of 2014 was 7% compared to a gross loss margin of 32% for the same period last year. Increases of volumes, by 16% for ammonium sulfate and 76% for sulfuric acid, drove improvements in margins.

Adjusted EBITDA loss for the fourth quarter of 2014 was $1.1 million, compared to $7.5 million in the corresponding period in 2013.

Net loss was $3.4 million for the fourth quarter 2014, compared to $9.4 million for the same period last year.

Corporate Unallocated Expenses

Corporate unallocated expenses, which are included in selling, general and administrative (SG&A) expenses, were $6.5 million for the fourth quarter of 2014, compared to $6.1 million in the corresponding period in 2013. The increase was primarily due to severance costs.

Year ended December 31, 2014

Consolidated revenues were $472.7 million for 2014, compared to $374.3 million for 2013. These revenues were comprised of:

•	$101.8 million from Fulghum, an increase of $38.9 million from 2013;

•	$32.1 million from NEWP;

•	$4.1 million from Wood Pellets: Industrial; and

•	$334.6 million from Rentech Nitrogen, an increase of $23.2 million from 2013.

Gross profit was $79.7 million, compared to $83.4 million in 2013. Gross profit was comprised of:

•	$12.4 million from Fulghum, an increase of $0.4 million from 2013;

•	$6.1 million from NEWP;

•	$0.7 million Wood Pellets: Industrial; and

•	$60.5 million from Rentech Nitrogen, a decrease of $10.9 million from 2013.

Consolidated Adjusted EBITDA was $37.2 million, compared to $35.9 million in 2013. Consolidated Adjusted EBITDA included the following:

•	$13.4 million from Fulghum, an increase of $0.3 million from 2013;

•	$6.4 million from NEWP;

•	($11.8) million Wood Pellets: Industrial; and

•	$64.7 million from Rentech Nitrogen, a decrease of $1.8 million from 2013.

Net loss attributable to Rentech common shareholders for 2014 was $35.9 million, or a loss of $0.16 per basic share. This compares to a net loss of $1.5 million, or a loss of $0.01 per basic share, for 2013.

Net loss for 2014 was $34.9 million, or a loss of $0.16 per basic share, excluding dividends and accretion on preferred stock, the Pasadena goodwill impairment, gain on sale of energy technologies assets, the Agrifos settlement, fair value adjustment to earn-out consideration, and income tax expense. This compares to net loss of $19.3 million, or a loss of $0.09 per basic share, for 2013, excluding the Pasadena goodwill impairment, gain on sale of Natchez, fair value adjustment to earn-out consideration, and income tax benefit.

Fulghum Fibres

Revenues for 2014 were $101.8 million, compared to $63.0 million for 2013. The increase was due to our ownership of Fulghum for the full year in 2014, compared to eight months in 2013. For 2014, United States operations generated $59.0 million of revenues, while South America recorded $42.8 million of revenues. For 2013, United States operations generated $40.7 million of revenues, while South America recorded $22.3 million of revenues. During 2014, our mills in the United States processed 12.6 million GMT of logs into wood chips and residual fuels; our mills in South America processed 2.3 million GMT of logs. During 2013, our mills in the United States processed 8.4 million GMT of logs into wood chips and residual fuels; our mills in South America processed 1.5 million GMT of logs.

While revenues increased from 2013 due to our ownership of Fulghum for the full year in 2014, revenues were lower than expected in 2014 due to a number of issues. During 2014, service revenues at our mill in Maine were lower due to downtime and constraints resulting from conducting operations with temporary equipment following a fire that occurred in the first quarter. In addition, revenues for the sale of wood chips and biomass in South America were lower than expected due primarily to lower sales prices and reduced demand from customers.

Gross profit was $12.4 million for 2014, compared to $12.0 million for 2013. Gross profit margin for 2014 was 12%, compared to 19% for 2013. The decrease in gross profit margin was primarily due to losses associated with the fire at our mill in Maine, increased labor and maintenance costs at various other U.S. mills, and lower margins on South American chip exports. Our losses related to the fire in Maine, which reflect lost revenues and increased operating costs associated with interim chip processing during reconstruction, totaled approximately $1.0 million in 2014.

Adjusted EBITDA for 2014 was $13.4 million, up from $13.0 million for 2013. Net income was $0.1 million for 2014, compared to $7.0 million for 2013.

New England Wood Pellet

NEWP’s revenues were $32.1 million from May 1, 2014 through December 31, 2014, generated by delivering 165,000 tons of wood pellets. Gross profit was $6.1 million and gross profit margin was 19%. Adjusted EBITDA was $6.4 million and net income was $4.3 million.

Wood Pellets: Industrial

Revenues were $4.1 million at the Atikokan facility for 2014, earned by delivering to OPG 21,000 metric tons of wood pellets sourced from a third-party wood pellet producer. Gross profit was $0.7 million and gross profit margin was 17%. Adjusted EBITDA was a loss of $11.8 million and net loss was $11.6 million.

Nitrogen Products Manufacturing

Revenues for 2014 were $334.6 million, compared to $311.4 million for 2013. Gross profit for 2014 was $60.5 million, compared to $71.4 million in 2013. Adjusted EBITDA for 2014 was $64.7 million, compared to $66.5 million for 2013. Rentech Nitrogen recognized income from the Agrifos settlement of $5.6 million in 2014.

Net loss for 2014 was $1.1 million, compared to net income of $4.1 million for 2013. Net income was $21.1 million for 2014, excluding the loss allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment and the Agrifos settlement. This compares to $35.5 million for 2013, excluding the income allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration.

East Dubuque Facility

Revenues for 2014 were $196.4 million, compared to $177.7 million for 2013. The increase was due to higher sales volumes for ammonia and urea and higher natural gas sales, partially offset by lower sales prices for ammonia, UAN and urea.

Ammonia production capacity increased 23% after we completed the ammonia expansion project in December 2013. This additional ammonia available for sale enabled higher ammonia deliveries in 2014. During the fourth quarter of 2013, production was interrupted due to a planned turnaround and a subsequent fire, which resulted in lower amounts of ammonia available for sale in 2013. Urea sales increased during 2014 due to higher sales of DEF and granular urea.

Average sales prices per ton for 2014 were 16% lower for ammonia and 5% lower for UAN, compared to 2013. These two products comprised 81% of revenues for 2014 and 82% for 2013. The decreases in our sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices in the earlier portions of the respective years, partially offset by increases in the latter portions of the respective years. These decreases were caused by significantly higher levels of low-priced urea in the global market, particularly from China. Prices were also affected by additional nitrogen fertilizer production brought on line in North America over the last 12 months.

Gross profit was $74.8 million for 2014, compared to $80.9 million for 2013. Gross profit margin was 38% for 2014, compared to 46% for 2013. The decreases in gross profit and gross margin were primarily due to lower product pricing and increased costs of natural gas, depreciation and electricity. Gross profit was also negatively impacted by 17 days of unplanned downtime, which reduced the amount of product available for sale.

Adjusted EBITDA for 2014 was $85.8 million, compared to $84.5 million for 2013.

Net income was $69.8 million for 2014, compared to $75.2 million for 2013.

Pasadena Facility

Revenues for 2014 were $138.2 million, compared to $133.7 million for 2013. The increase was due to higher sales volumes for ammonium sulfate, partially offset by lower sales volumes for sulfuric acid and lower sales prices for ammonium sulfate and sulfuric acid.

Ammonium sulfate production increased after we completed the debottlenecking project in December 2013. Also, demand increased due to favorable weather during the planting season and an increase in international orders. After expanding ammonium sulfate production capacity, less sulfuric acid was available for sale, causing a decline in sulfuric acid sales volume during 2014. In October of 2014, we initiated a plan to reduce production and costs, and increase profitability at the Pasadena facility.

Average sales prices per ton decreased by 19% for ammonium sulfate and 6% for sulfuric acid in 2014,

compared to 2013. These two products comprised 91% of revenues for 2014 and 90% for 2013. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product prices. Furthermore, higher exports of ammonium sulfate from China put downward pressure on prices. The additional supplies from China originated from new plants that produce ammonium sulfate as a by-product of manufacturing caprolactam.

Gross loss was $14.3 million for 2014, compared to gross loss of $9.5 million for 2013. Gross loss margin for 2014 was 10%, compared to gross loss margin of 7% for 2013. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate, increases in the unit prices of raw materials, turnaround expenses and other unplanned maintenance expenses.

Adjusted EBITDA loss for 2014 was $12.4 million, compared to $10.1 million for 2013.

Net loss was $47.9 million for 2014, compared to $48.4 million in 2013. Net loss excluding goodwill impairment was $20.7 million for 2014, compared to $18.3 million in 2013.

Corporate Unallocated Expenses

Corporate unallocated expenses included in SG&A were $28.0 million for 2014, compared to $24.8 million for 2013. Adjusted cash SG&A was $17.5 million for 2014, compared to $16.1 million for 2013. The increase in adjusted cash SG&A is due to a $1.2 million increase in tax, audit and accounting services fees and $0.7 million in IT related costs primarily associated with an Oracle system upgrade, partially offset by a $0.5 million decrease in personnel costs.

The table below provides a comparison of corporate unallocated expenses for 2013 and 2014, and projected corporate unallocated expenses for 2015.

	For the Year Ending December 31,
($ in millions)	2013	2014	2015F
Unallocated SG&A (1)	$24.8	$28.0	$24.0
Non-Cash Compensation	(5.9)	(5.5)	(6.0)
Transaction Costs & Cost Studies (2)	(2.8)	(5.0)	—
Allocation to WP: Industrial	—	—	(5.0)

Adjusted Unallocated Cash SG&A	$16.1	$17.5	$13.0

(1)	$5 million of corporate allocations to Wood Pellets: Industrial SG&A have been added back to unallocated SG&A in 2015 for comparative purposes.
(2)	Includes costs associated with evaluating and completing acquisitions, evaluating shareholder proposals, completing settlements with shareholders and conducting cost studies.

2015 Outlook

Rentech provided the following guidance for cash SG&A expenses for 2015, excluding Rentech Nitrogen (RNF):

($ in millions)	2015F
Canadian Pellet Plants	$4
Wood Pellets: Industrial	11

Total Wood Pellets: Industrial SG&A	$15
Fulghum Fibres	6
NEWP	3

Total Wood Fibre Processing SG&A	$24
Energy Technologies	1
Unallocated Corp Cash SG&A	13

RTK ex. RNF Pro Forma Cash SG&A	$38
Non-Cash Unallocated Corp	6

Total RTK ex. RNF SG&A	$44

In 2015, Rentech expects to allocate $5 million of expenses to the Wood Pellets: Industrial business segment for the costs of services from Rentech for executive, legal, finance, accounting, human resources, information technology and investor relations support; certain overhead; and information technology project costs.

Rentech expects Adjusted EBITDA for Fulghum to be $16 to $17 million in 2015. Rentech expects NEWP to generate EBITDA of $9 to $10 million in 2015, which includes contributions from the recently acquired Allegheny plant. Rentech does not expect the Canadian wood pellet plants to generate positive EBITDA or cash flow for the year 2015.

Liquidity

Rentech increased the amount available under its credit facility with GSO Capital by up to $63 million on February 17, 2015, and drew $25 million of the amount available. Rentech expects to fully draw on the $45 million tranche of the credit facility this year to fund completion of our Canadian wood pellet projects and their operations until they generate positive cash flow. Rentech may utilize the remaining commitment of the GSO loan, up to $18 million, in the event of certain unplanned downtime at the East Dubuque facility, or unfavorable changes in commodity prices that affect cash distributions from Rentech Nitrogen Partners.

Conference Call with Management

The Company will hold a conference call today, March 17, 2015, at 8:30 a.m. PDT, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 7750504#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PDT on March 17 through 11:59 a.m. PDT on March 24. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 7750504#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Revenues	$122,636	$79,067	$472,661	$374,349
Cost of Sales	105,265	81,817	392,987	290,963

Gross Profit (Loss)	17,371	(2,750)	79,674	83,386
Operating Expenses
Selling, general and administrative expenses	18,137	12,548	66,901	51,367
Depreciation and amortization	1,908	(2,342)	4,396	2,991
Pasadena goodwill impairment	—	—	27,202	30,029
Loss on sale of assets	36	843	245	878

Total Operating Expenses	20,081	11,049	98,744	85,265

Operating Loss	(2,710)	(13,799)	(19,070)	(1,879)
Other Income (Expense), Net
Interest expense	(5,652)	(5,363)	(22,334)	(16,385)
Agrifos settlement	5,632	—	5,632	—
Loss on debt extinguishment	—	—	(1,485)	(6,001)
Gain (loss) on fair value adjustment to earn-out consideration	(765)	(75)	(1,033)	5,122
Other income (expense), net	67	(10)	422	(277)

Total Other Expense, Net	(718)	(5,448)	(18,798)	(17,541)

Loss from Continuing Operations Before Income Taxes and Equity in Loss of Investee	(3,428)	(19,247)	(37,868)	(19,420)
Income tax (benefit) expense	242	350	1,502	(26,306)

Income (Loss) from Continuing Operations Before Equity in Loss of Investee	(3,670)	(19,597)	(39,370)	6,886
Equity in Loss of Investee	59	104	393	242

Income (Loss) from Continuing Operations	(3,729)	(19,701)	(39,763)	6,644
Income (loss) from discontinued operations, net of tax	11,539	(1,775)	7,259	(6,606)

Net Income (Loss)	7,810	(21,476)	(32,504)	38
Preferred Stock Dividends	(1,319)	—	(3,840)	—
Net (income) loss attributable to noncontrolling interests	(3,011)	6,945	494	(1,570)

Net Income (Loss) Attributable to Rentech Common Shareholders	$3,480	$(14,531)	$(35,850)	$(1,532)

Net Income (Loss) per Common Share Allocated to Rentech Common Shareholders:
Basic:
Continuing operations	$(0.04)	$(0.06)	$(0.19)	$0.02

Discontinued operations	$0.05	$(0.01)	$0.03	$(0.03)

Net Income (Loss)	$0.01	$(0.06)	$(0.16)	$(0.01)

Diluted:
Continuing operations	$(0.03)	$(0.06)	$(0.19)	$0.02

Discontinued operations	$0.05	$(0.01)	$0.03	$(0.03)

Net Income (Loss)	$0.01	$(0.06)	$(0.16)	$(0.01)

Weighted-Average Shares Used to Compute Net Income (Loss) per Common Share:
Basic	228,730	227,026	228,560	226,139

Diluted	237,229	227,026	228,560	233,703

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Revenues
East Dubuque	$47,924	$30,862	$196,379	$177,700
Pasadena	32,636	23,714	138,233	133,675
Fulghum Fibres	28,189	24,491	101,849	62,974
Wood Pellets: Industrial	1,408	—	4,086	—
Wood Pellets: NEWP	12,479	—	32,114	—

Total Revenues	$122,636	$79,067	$472,661	$374,349

Gross Profit (Loss)
East Dubuque	$13,969	$(470)	$74,785	$80,883
Pasadena	(2,163)	(7,563)	(14,308)	(9,529)
Fulghum Fibres	2,865	5,283	12,444	12,032
Wood Pellets: Industrial	223	—	703	—
Wood Pellets: NEWP	2,477	—	6,050	—

Total Segment Gross Profit (Loss)	$17,371	$(2,750)	$79,674	$83,386

Selling, General and Administrative Expenses
East Dubuque	$988	$1,153	$4,165	$4,576
Pasadena	931	953	5,078	4,764
Fulghum Fibres	1,979	1,645	6,399	3,754
Wood Pellets: Industrial	4,684	1,246	12,868	5,479
Wood Pellets: NEWP	566	—	1,581	—

Total Segment Selling, General and Administrative Expenses	$9,148	$4,997	$30,091	$18,573

Depreciation and Amortization
East Dubuque	$72	$39	$194	$191
Pasadena	345	1,164	1,315	3,886
Fulghum Fibres	977	(3,692)	2,088	(1,708)
Wood Pellets: Industrial	42	26	139	26
Wood Pellets: NEWP	312	—	81	—

Total Segment Depreciation and Amortization Recorded in Operating Expenses	$1,748	$(2,463)	$3,817	$2,395

Net Income (Loss)
East Dubuque	$12,877	$(2,139)	$69,803	$75,244
Pasadena	(3,380)	(9,442)	(47,925)	(48,357)
Fulghum Fibres	(534)	6,026	75	6,967
Wood Pellets: Industrial	(4,812)	(1,239)	(11,616)	(5,180)
Wood Pellets: NEWP	1,586	—	4,342	—

Total Segment Net Income (Loss)	$5,737	$(6,794)	$14,679	$28,674

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss):
Segment net income (loss)	$5,737	$(6,794)	$14,679	$28,674
RNF – Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,491)	(1,457)	(8,768)	(7,945)
RNF – Partnership and unallocated income (expense) recorded as other income (expense)	5,435	—	4,800	(1,081)
RNF – Unallocated interest expense and loss on interest rate swaps	(4,599)	(4,370)	(18,972)	(14,096)
RNF – Income tax benefit	—	1	—	303
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(6,499)	(6,094)	(28,043)	(24,849)
Corporate and unallocated depreciation and amortization expense	(160)	(121)	(579)	(596)
Corporate and unallocated income (expense) recorded as other income (expense)	(355)	38	(1,634)	19
Corporate and unallocated interest expense	(2)	(485)	(380)	(532)
Corporate income tax benefit (expense)	(795)	(419)	(866)	26,747
Income (loss) from Discontinued Operations, net of tax	11,539	(1,775)	7,259	(6,606)

Consolidated Net Income (Loss)	$7,810	$(21,476)	$(32,504)	$38

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of December 31,
(Stated in Thousands)	2014	2013
	(unaudited)
Cash	$44,195	$106,369
Working capital	3,180	69,822
Construction in progress	179,423	60,136
Total assets	828,150	703,590
Total debt	468,856	421,979
Total Rentech stockholders’ equity	120,733	158,073
Cash - RNF	$28,028	$34,060
Cash excluding RNF	16,167	72,309

Total Cash	$44,195	$106,369

Debt - RNF	$335,000	$320,000
Debt excluding RNF	133,856	101,979

Total Debt	$468,856	$421,979

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA for Rentech, and Adjusted EBITDA for Rentech Nitrogen are defined as net income (loss) plus net interest expense, loss on debt extinguishment, income tax (benefit) expense, depreciation and amortization, Pasadena goodwill impairment, fair value adjustment to earn-out consideration, the Agrifos settlement, gain on asset sales, and other adjustments. Adjusted EBITDA for Fulghum and NEWP are defined as net income (loss) plus net interest expense, income tax expense, and depreciation and amortization. Cash SG&A expenses are defined as SG&A expenses less non-cash compensation expenses.

The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Net income (loss) excluding loss on goodwill impairment, loss on debt extinguishment, loss on fair value adjustment to earn-out consideration, income tax (benefit) expense, gain on asset sales, the Agrifos settlement and dividends and accretion on preferred stock are included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net income (loss) for the three months ended December 31, 2014 and 2013.

	For the Three Months Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Net Income (Loss)	$7,810	$(21,476)
Add:
Net interest expense	5,643	5,360
Income tax (benefit) expense	242	65
Depreciation and amortization	10,711	2,514
Gain on sale of Natchez	—	(6,275)
Gain on sale of energy technologies assets	(14,466)	—
Agrifos settlement	(5,632)	—
Fair value adjustment to earn-out consideration	765	75
Other	(173)	7

Adjusted EBITDA	$4,900	$(19,730)

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net income (loss) for 2014 and 2013.

	For the Years Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Net Income (Loss)	$(32,504)	$38
Add:
Net interest expense	22,279	16,382
Income tax (benefit) expense	1,502	(26,591)
Depreciation and amortization	36,423	21,056
Pasadena goodwill impairment	27,202	30,029
Loss on debt extinguishment	1,485	6,001
Gain on sale of Natchez	—	(6,275)
Gain on sale of energy technologies assets	(14,466)	—
Agrifos settlement	(5,632)	—
Fair value adjustment to earn-out consideration	1,033	(5,122)
Other	(148)	412

Adjusted EBITDA	$37,174	$35,930

The table below reconciles Rentech Nitrogen’s Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the three months ended December 31, 2014.

	For the Three Months Ended December 31, 2014
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$12,877	$(3,380)	$(1,655)	$7,842
Plus: Net interest expense	21	—	4,599	4,620
Plus: Income tax expense	—	(64)	—	(64)
Plus: Depreciation and amortization	4,135	2,319	—	6,454
Plus: Agrifos settlement	—	—	(5,632)	(5,632)
Plus: Other	—	5	197	202

Adjusted EBITDA	$17,033	$(1,120)	$(2,491)	$13,422

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for 2014.

	For the Year Ended December 31, 2014
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$69,803	$(47,925)	$(22,940)	$(1,062)
Plus: Net interest expense	85	—	18,972	19,057
Plus: Income tax expense	1	17	—	18
Plus: Loss on debt extinguishment	—	—	635	635
Plus: Pasadena goodwill impairment	—	27,202	—	27,202
Plus: Depreciation and amortization	15,912	8,345	—	24,257
Plus: Agrifos settlement	—	—	(5,632)	(5,632)
Plus: Other	—	5	197	202

Adjusted EBITDA	$85,801	$(12,356)	$(8,768)	$64,677

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net loss for the three months ended December 31, 2013.

	For the Three Months Ended December 31, 2013
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$(2,139)	$(9,442)	$(5,826)	$(17,407)
Plus: Net interest expense	—	2	4,371	4,373
Plus: Income tax (benefit) expense	(294)	(240)	—	(534)
Plus: Depreciation and amortization	2,739	2,192	—	4,931
Less: Fair value adjustment to earn-out consideration	—	—	(1)	(1)

Adjusted EBITDA	$306	$(7,488)	$(1,456)	$(8,638)

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for 2013.

	For the Year Ended December 31, 2013
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$75,244	$(48,357)	$(22,819)	$4,068
Plus: Net interest expense	—	8	14,090	14,098
Plus: Pasadena goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	66	141	(303)	(96)
Plus: Depreciation and amortization	9,239	8,073	—	17,312
Less: Fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$84,549	$(10,106)	$(7,945)	$66,498

The table below reconciles Fulghum’s Adjusted EBITDA to net income (loss) for the three months ended December 31, 2014 and 2013.

	For the Three Months Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Fulghum Net Income	$(534)	$6,026
Add Fulghum Items:
Net interest expense	916	529
Depreciation and amortization	2,965	(2,563)
Income tax expense	(466)	467
Other	(36)	235

Fulghum’s Adjusted EBITDA	$2,845	$4,694

The table below reconciles Fulghum’s Adjusted EBITDA to net income for 2014 and 2013.

	For the Years Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Fulghum Net Income	$75	$6,967
Add Fulghum Items:
Net interest expense	2,578	1,755
Depreciation and amortization	9,462	3,128
Income tax expense	584	536
Other	682	656

Fulghum’s Adjusted EBITDA	$13,381	$13,042

The table below reconciles NEWP’s Adjusted EBITDA to net income for the three months and year ended December 31, 2014.

(Stated in thousands)	For the Three Months Ended December 31, 2014	For the Year Ended December 31, 2014
	(unaudited)
NEWP Net Income	$1,586	$4,342
Add NEWP Items:
Net interest expense	110	301
Depreciation and amortization	1,090	1,967
Income tax expense	(24)	29
Other	(72)	(283)

NEWP’s Adjusted EBITDA	$2,690	$6,356

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the three months and year ended December 31, 2014.

(Stated in thousands)	For the Three Months Ended December 31, 2014	For the Year Ended December 31, 2014
	(unaudited)
Wood Pellets: Industrial Net Loss	$(4,812)	$(11,616)
Add:
Net interest income	(3)	(36)
Depreciation and amortization	42	139
Income tax expense	(1)	4
Other	320	(307)

Wood Pellet: Industrial’s Adjusted EBITDA	$(4,454)	$(11,816)

The table below reconciles net income attributable to Rentech excluding dividends and accretion on preferred stock, gain on sale of alternative energy assets, the Agrifos settlement, gain on fair value adjustment to earn-out consideration and income tax expense for the three months ended December 31, 2014. The table also reconciles net loss attributable to Rentech excluding the gain on sale of Natchez, gain on fair value adjustment to earn-out consideration and income tax expense for the three months ended December 31, 2013.

	For the Three Months Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Net income (loss) attributable to common share holders	$3,480	$(14,531)
Gain on sale of Natchez	—	(6,275)
Gain on sale of alternative energy assets	(14,466)	—
Agrifos settlement	(3,368)	—
Fair value adjustment to earn-out consideration	765	75
Income tax (benefit) expense	242	350

Net loss attributable to common shareholders excluding dividends and accretion on 2014 preferred stock, gain on sale of Natchez and alternative energy assets, the Agrifos settlement, fair value adjustment to earn-out consideration and income tax (benefit) expense.	$(13,347)	$(20,381)

Net income (loss) per share attributable to common share holders	$0.01	$(0.06)
Gain per share on sale of Natchez expense.	—	(0.03)
Gain per share on sale of alternative energy assets	(0.06)	—
Agrifos settlement per share	(0.01)	—
Fair value adjustment to earn-out consideration per share	0.00	0.00
Income tax (benefit) expense per share	0.00	0.00

Net loss per share attributable to common shareholders excluding items listed above	$(0.06)	$(0.09)

Weighted-Average Common Shares Outstanding	228,730	227,026

The table below reconciles net loss attributable to Rentech excluding dividends and accretion on preferred stock, the Pasadena goodwill impairment, gain on sale of alternative energy assets, the Agrifos settlement, loss on fair value adjustment to earn-out consideration, and income tax expense for 2014. The table also reconciles net loss attributable to Rentech excluding the Pasadena goodwill impairment, gain on sale of Natchez, gain on fair value adjustment to earn-out consideration, and income tax benefit for 2013.

	For the Years Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Net income (loss) attributable to common shareholders	$(35,850)	$(1,532)
Pasadena goodwill impairment	16,267	17,957
Gain on sale of Natchez	—	(6,275)
Gain on sale of alternative energy assets	(14,466)	—
Agrifos settlement	(3,368)	—
Fair value adjustment to earn-out consideration	1,033	(3,144)
Income tax (benefit) expense	1,502	(26,306)

Net loss attributable to common shareholders excluding dividends and accretion on 2014 preferred stock, Pasadena goodwill impairment, gain on sale of Natchez and alternative energy assets, the Agrifos settlement, fair value adjustment to earn-out consideration and income tax (benefit) expense	$(34,882)	$(19,300)

Net income (loss) per share attributable to common shareholders	$(0.16)	$(0.01)
Per share Pasadena goodwill impairment	0.07	0.08
Gain per share on sale of Natchez	—	(0.03)
Gain per share on sale of alternative energy assets	(0.06)	—
Agrifos settlement per share	(0.01)	—
Fair value adjustment to earn-out consideration per share	0.00	(0.01)
Per share income tax benefit	0.01	(0.12)

Net loss per share attributable to common shareholders excluding items listed above	$(0.16)	$(0.09)

Weighted-Average Common Shares Outstanding	228,560	226,139

The table below reconciles net income attributable to Rentech Nitrogen excluding the loss allocated to unvested units and the Agrifos settlement for the three months ended December 31, 2014.

(Stated in Thousands)	For the Three Months Ended December 31, 2014
(unaudited)
Net income attributable to common unit holders	$7,842
(Loss) allocated to unvested units	(40)
Agrifos settlement	(5,632)

Net income attributable to common unit holders excluding the Agrifos settlement	$2,170

The table below reconciles net loss attributable to Rentech Nitrogen excluding loss allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment and the Agrifos settlement for 2014. The table also reconciles net income attributable to Rentech Nitrogen excluding income allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration for 2013.

	For the Year Ended December 31,
(Stated in Thousands)	2014	2013
	(unaudited)
Net income (loss) attributable to common unit holders	$(1,062)	$4,068
Income (loss) allocated to unvested units	(60)	366
Pasadena goodwill impairment	27,202	30,029
Loss on debt extinguishment	635	6,001
Agrifos settlement	(5,632)	—
Fair value adjustment to earn-out consideration	—	(4,920)

Net income attributable to common unit holders excluding income (loss) allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment, Agrifos settlement and fair value adjustment to earn-out consideration	$21,083	$35,544

The table below reconciles net loss attributable to the Pasadena facility excluding goodwill impairment for 2014 and 2013.

	For the Years Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Net loss for Pasadena	$(47,925)	$(48,357)
Pasadena goodwill impairment	27,202	30,029

Net loss for Pasadena excluding goodwill impairment	$(20,723)	$(18,328)

The table below reconciles NEWP’s and Fulghum’s respective projected operating income to Adjusted EBITDA for the year ending December 31, 2015.

For the Year Ending December 31, 2015
(Stated in millions)	NEWP	Fulghum
Operating income (loss)	$5-6	$4-5
Plus: Depreciation and amortization	4	12

Adjusted EBITDA	$9-10	$16-17

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the timing for bringing our Canadian wood pellet plants on line and their estimated costs and our outlook for 2015 including Rentech’s expected SG&A expenses, Adjusted EBITDA for Fulghum and Adjusted EBITDA for NEWP for 2015. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com